Exhibit 3

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eiji Omori as his attorney-in-fact, with the power of substitution for him in any and all capacities, to sign any amendments to the Schedule 13D attached hereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

NISSIN BUILDING CO., LTD.

/s/ Hideo Sakioka
Name:	Hideo Sakioka
Title:	President and Representative Director

SHUHO CO., LTD.

/s/ Eiji Omori
Name:	Eiji Omori
Title:	President and Representative Director

/s/ Kunihiko Sakioka
Kunihiko Sakioka

/s/ Hideo Sakioka
Hideo Sakioka

/s/ Akio Sakioka
Akio Sakioka

/s/ Susumu Sakioka
Susumu Sakioka

/s/ Koji Amano
Koji Amano

/s/ Eiji Omori
Eiji Omori